EXHIBIT 3.1.1

CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION
OF SANTEON GROUP, INC.

           SANTEON GROUP, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

 FIRST: the name of this corporation is Santeon Group, Inc.

 SECOND: The original Certificate of Incorporation was filed with the Delaware Secretary of State on January 5, 1988, and the original name of the corporation was Oliver Owen Corporation, then, pursuant to duly certified Certificates of Amendments filed with the Delaware of Secretary of State, changed to Spartan Oil Corporation, then changed to HomeGate Corporation, then changed to Covenant Financial Corporation, then changed to Air-Q Wi-Fi Corporation, then changed to AirRover Wi-Fi Corp., then changed to Diamond I, Inc., and then changed to ubroadcast, inc. The name of the corporation is and has been Santeon Group, Inc. since May 24, 2010, the date on which a Certificate of Amendment making such name change was duly filed with the Delaware Secretary of State. The Restated Certificate of Incorporation was filed with the Delaware Secretary of State on December , 2012.

 THIRD: This Certificate of Amendment to the Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law. Following approval by the Board of Directors (the “Board”) at the Special Meeting of the Board on November 7, 2012, and by Shareholders acting by written consent without a meeting pursuant to Section 228 of the Delaware General Corporation Law which consent is dated November 23, 2012 the necessary number of shares as required by statute were voted in favor of the amendment.

 FOURTH: Section A of Article IV of the Restated Certificate of Incorporation of the corporation is hereby amended and restated in its entirety, such that, as amended, such Section A of Article IV of the Restated Certificate of Incorporation shall read in its entirety as follows:

A.           This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 100,000,000 (one hundred million) shares. 50,000,000 (fifty million) shares shall be Common Stock, each having a par value of one tenth of one cent ($0.001), fifty million (50,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001).

 FIFTH: Upon the filing and effectiveness (the "Effective Date") pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Restated Certificate of Incorporation, each share of Common Stock, par value $.001 (“Old Common Stock”), that are issued and outstanding immediately before the Effective Date shall be, and hereby is, reclassified as and changed into 1/400th of a share of common stock, par value one tenth of one cent ($0.001) (the “New Common Stock”). Each outstanding stock certificate which immediately before the Effective Date represented one or more shares of Old Common Stock shall thereafter, automatically and without any action on the part of the respective holders thereof, represent the number of wholes shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by 1/400th and shares of Old Common Stock held in uncertificated form shall be treated in the same manner (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation's transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder's certificates representing one or more shares of the Old Common Stock, in an amount equal to the product obtained by multiplying the closing sales price of the common stock on the Effective Date by the fractional share interest to which the stockholder would otherwise be entitled.

           IN WITNESS WHEREOF, the undersigned has signed this certificate this 26th day of December 2012, and hereby affirms that the statements made herein are true and correct and, further, that the filing of this Restated Certificate of Incorporation is the act and deed of Santeon Group, Inc.

SANTEON GROUP, INC.

By: /s/ Ashraf Rofail
Ashraf Rofail
Chief Executive Officer and Chairman of the Board.